UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 17, 2011 (November 16, 2011)

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228 (COMMISSION FILE NUMBER)	66-071-6485 (I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue
New York, New York 10171
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On November 17, 2011, General Maritime Corporation (the “Company”) and substantially all of its subsidiaries (collectively, the “Debtors”) – with the exception of those in Portugal, Russia and Singapore, as well as certain inactive subsidiaries – filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors will continue to operate their businesses in the ordinary course as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On November 16, 2011, the Company entered into a Restructuring Support Agreement (the “Support Agreement”) with lenders under each of the following debt instruments (collectively, the “Supporting Creditors”): (i) the Amended and Restated Credit Agreement, dated as of May 6, 2011, as amended on July 13, 2011, September 30, 2011 and November 10, 2011, by and among General Maritime Subsidiary Corporation (“GenMar Sub”) and General Maritime Subsidiary II Corporation (“GenMar Sub II”), each as Borrower, the Company and Arlington Tankers Ltd. (“Arlington”), as Guarantors, OCM Marine Investments CTB, Ltd., as initial lender (the “Supporting Oaktree Lender”), and OCM Administrative Agent, LLC, as Administrative Agent and Collateral Agent (the “Oaktree Credit Facility”); (ii) the Amended and Restated Credit Agreement, dated as of May 6, 2011, as amended on July 13, 2011, September 30, 2011 and November 10, 2011, by and among the Company, as Parent, GenMar Sub and Arlington, as Guarantors, GenMar Sub II, as Borrower, Various Lenders, and Nordea Bank Finland PLC, New York Branch, as Administrative Agent and Collateral Agent (the “2010 Amended Credit Facility”); and (iii) the Second Amended and Restated Credit Agreement, dated as of May 6, 2011, as amended on July 13, 2011, September 30, 2011 and November 10, 2011, by and among the Company, as Parent, GenMar Sub II and Arlington, as Guarantors, GenMar Sub, as Borrower, Various Lenders, and Nordea Bank Finland PLC, New York Branch, as Administrative Agent and Collateral Agent (the “2011 Credit Facility” and, together with the 2010 Amended Credit Facility, collectively, the “Prepetition Senior Facilities”).  The Supporting Creditors collectively hold more than 66-2/3% in amount of the claims under the Prepetition Senior Facilities and the Oaktree Credit Facility.

The Support Agreement provides, subject to its terms and conditions, among other things:

•
the Supporting Creditors agreed (i) to support approval of, and not object to, the DIP Facility (as described below), (ii) to support approval of, and not object to, the disclosure statement (the “Disclosure Statement”) describing the proposed plan of reorganization (the “Plan”) contemplated by the Support Agreement, (iii) to timely vote to accept the Plan and to support approval and confirmation of the Plan, (iv) to not object to the Plan and (v) to not participate in any alternative plan, sale, dissolution or restructuring of the Company (other than as provided in the term sheet attached to the Support Agreement (the “Term Sheet”) or in the Support Agreement), or alter, delay or impede approval of the Disclosure Statement and confirmation and consummation of the Plan;

•
the Company agreed (i) through the pendency of the Chapter 11 Cases, to operate (along with its subsidiaries) in the ordinary course of business consistent with past practice and the DIP budget and use its commercially reasonable efforts to keep intact the assets, operations and relationships of its business, (ii) to use reasonable commercial efforts to support and complete the restructuring and all transactions contemplated under the Plan and the Term Sheet in accordance with the deadlines set forth in the Support Agreement (the “Milestones”), and (iii) to take no actions that are inconsistent with the Support Agreement or the expeditious confirmation and consummation of the Plan, subject to the fiduciary obligations of the Company under applicable law; and

•
the Company and the Supporting Creditors also agreed that (i) following the commencement of the Chapter 11 Cases and until the beginning of the hearing regarding confirmation of the Plan, the Company may solicit, initiate, respond to, discuss, negotiate, encourage and seek to assist the submission of alternative equity commitment proposals concerning a transaction other than the Plan (an “Alternative Transaction”), and (ii) it will provide periodic reports concerning the status of discussions and negotiations concerning an Alternative Transaction (if any) to the Supporting Creditors.

The Support Agreement may be terminated by the mutual written agreement of the Company and the required Supporting Creditors holding each class of indebtedness (each, a “Class”). The Support Agreement may also be terminated in a number of other circumstances, including, without limitation:

•
by the Company following the occurrence of any of the events specified in the Support Agreement, including: (i) any Supporting Creditor’s material breach of its obligations under the Support Agreement that remains uncured for the specified period; (ii) the Company’s board of directors determining, in good faith and upon the advice of its advisors, in its sole discretion, that continued pursuit of the Plan is inconsistent with its fiduciary duties; or (iii) the lenders under the Prepetition Senior Facilities having directed the Company to commence an “Acceptable Sale Process” pursuant to the terms of the DIP Facility;

•
by the Supporting Creditors under the Prepetition Senior Facilities (together, collectively, the “Supporting Credit Facility Lenders”) upon the occurrence of any of the events specified in the Support Agreement, including: (i) the “Definitive Documents” (as defined in the Term Sheet) filed by the Company including terms that are inconsistent with the Term Sheet in any material respect; (ii) the filing by the Company of any motion for relief seeking certain specified actions; (iii) the filing by the Company of any motion approving a payment to any party that would be materially inconsistent with the treatment of such party under the Support Agreement; (iv) the Company’s material breach of its obligations under the Support Agreement that remains uncured for the specified period; (v) any event of default by the Company under the DIP Facility; (vi) the Administrative Agent under the DIP Facility having directed the Company to commence an “Acceptable Sale Process” pursuant to the terms of the DIP Facility; or (vii) the Supporting Oaktree Lender’s material breach of its obligations under the Support Agreement that remains uncured for the specified period; or

•
by the Supporting Oaktree Lender upon the occurrence of any of the events described in clauses (i) - (vi) of the immediately preceding bullet point, or any of the following: (i) the Company failing to comply with the deadlines specified in the Milestones; (ii) the Company failing to obtain entry of an order approving its entry into an equity commitment agreement (the “Equity Commitment Agreement”); (iii) any event of default by the Company under the DIP Facility that remains uncured for the specified period; (iv) the termination of the equity commitment under the Equity Commitment Letter or, following the execution of the Equity Commitment Agreement, under the Equity Commitment Agreement; (v) the Supporting Credit Facility Lenders’ breach of any of their obligations under the Support Agreement that remains uncured for the specified period; or (vi) immediately following the withdrawal of an Original Supporting Credit Facility Lender (as described below), the Supporting Creditors which remain in the same Class (or Classes) as the withdrawing Original Supporting Credit Facility Lender holding less than 66-2/3% in amount or less than 50% in number of the claims in such Class.

In addition, any Supporting Credit Facility Lender that is a party to the Support Agreement as of November 16, 2011 (each, an “Original Supporting Credit Facility Lender”) may terminate the Support Agreement as to itself within five days following the Bankruptcy Court hearing to approve the Disclosure Statement for solicitation purposes in accordance with the Milestones if, after the hearing, the approved Disclosure Statement includes a term in respect of the New Credit Facilities (as described below) regarding the minimum cash balance financial covenant, the interest coverage ratio financial covenant or excess cash sweep (which terms are to be mutually agreed upon in accordance with the Term Sheet) that is not reasonably satisfactory to such Original Supporting Credit Facility Lender.

If the Support Agreement is terminated by the Company pursuant to clause (ii) of the first bullet point in the paragraph above, then the Company must pay a $12.5 million break-up fee (subject to Bankruptcy Court approval) to the Supporting Oaktree Lender on or before the consummation of an Alternative Transaction (other than, for the avoidance of doubt, a credit bid by the Supporting Credit Facility Lenders or the lenders under the DIP Facility), following satisfaction of the outstanding obligations under the Prepetition Senior Facilities and the DIP Facility in full, in cash or other treatment acceptable to the Supporting Credit Facility Lenders.

The Plan consists of, among other things, (i) a new $175 million equity investment (the “Equity Investment”) in the reorganized Company by the Oaktree Supporting Lender or its affiliates, and potentially one or more investors not affiliated with the Oaktree Supporting Lender identified by the Oaktree Supporting Lender in its sole discretion (the “Plan Sponsor”), $75 million of which Equity Investment would be used to pay down the Prepetition Senior Facilities, on terms and conditions to be specified in the Equity Commitment Agreement (as described below), (ii) the conversion of all outstanding obligations to the Oaktree Supporting Lender under the Oaktree Credit Facility into a form of equity in the reorganized Company to be agreed upon by the parties, as a result of which the Plan Sponsor will, on the effective date of the Plan, own 100% of the equity of the reorganized Company, subject to dilution in specified instances in accordance with the terms of the Plan, including warrants, equity issued in the reorganized Company in connection with a management incentive plan (the “MIP”), as described below, and participation by creditors other than the Oaktree Supporting Lender in the Equity Investment (if any, and on terms acceptable to the Supporting Oaktree Lender in its sole discretion), including in connection with the Rights Offering (if any) contemplated by the Equity Financing Commitment Letter, as described below, (iii) a new 2011 Credit Facility (the “New 2011 Credit Facility”) and a new 2010 Amended Credit Facility (the “New 2010 Credit Facility” and, together with the New 2011 Credit Facility, collectively, the “New Credit Facilities”), and (iv) the MIP, under which 10% of the equity in the reorganized Company (or such other amount as agreed to by the Plan Sponsor and the reorganized Company), on a fully-diluted basis, will be reserved for issuance to eligible employees, directors and officers of the reorganized Company in the form of restricted stock and/or options.

The Plan must provide that holders of allowed claims will receive the following on the effective date of the Plan, unless different treatment is agreed to by the holder of the allowed claim and the Company: (i) DIP Facility claims, as well as administrative and priority claims, will be satisfied in full in cash; (ii) holders of claims arising under the Prepetition Senior Facilities will each receive the pay-downs allocated on the basis described above and a pro rata share of the New Credit Facilities; (iii) claims under the Oaktree Credit Facility will be satisfied as described above; (iv) holders of unsecured claims, including the $300 million in principal plus accrued interest on the 12% Senior Notes due November 15, 2017 (the “Senior Notes”) under the Indenture, dated as of November 12, 2009, among the Company, the Subsidiary Guarantors parties thereto and The Bank of New Mellon, as Trustee (the “Indenture”), will be entitled to recovery consistent with the Plan filed and confirmed in connection with the requirements set forth in the Support Agreement, including equity in the reorganized Company made available to such holders on account of participation in the Equity Investment on the terms set forth in the Plan (if any, and on terms acceptable to the Oaktree Supporting Lender in its sole discretion); (v) all existing equity interests (including common stock, preferred stock and any options, warrants or rights to acquire any equity interests) in the Company will be cancelled; and (vi) claims held by a Debtor in a non-Debtor affiliate or another Debtor (and vice versa) and interests held by a Debtors in a non-Debtor affiliate or another Debtor will be canceled and/or reinstated in connection with the Plan, subject to the reasonable consent of the Company, the Supporting Oaktree Lender and the Supporting Credit Facility Lenders.

Investors are cautioned that they could lose some or all of their investment as a result of the Plan and the Chapter 11 Cases described above. The Plan provides for no recovery by holders of equity interests and does not contemplate a determinable recovery, if any, by holders of the Senior Notes.

Under the Term Sheet, the New Credit Facilities will bear interest at LIBOR plus a margin of 4% per annum, with no LIBOR floor, and will mature five years from the effective date of the Plan. The New 2011 Credit Facility will provide for quarterly scheduled amortization payments of approximately $16.5 million, and the New 2010 Credit Facility will provide for quarterly scheduled amortization payments of approximately $7.4 million, in each case subject to reductions beginning June 30, 2014, with no contractual amortization prior to June 30, 2014. The New 2011 Credit Facility will be secured by a perfected first lien on all the vessel-owning subsidiaries and all the assets of Gen Mar Sub and Arlington, and a second lien on all the vessel-owning subsidiaries and all the assets of Gen Mar Sub II (the security for the New 2011 Credit Facility will be the same as the security for the pre-petition 2011 Credit Facility), and the New 2010 Credit Facility will be secured by a perfected first lien on the all the vessel-owning subsidiaries and all the assets of Gen Mar Sub II, and a second lien on all the vessel-owning subsidiaries and all the assets of Gen Mar Sub and Arlington (the security for the New 2010 Credit Facility will be the same as the security for the pre-petition 2010 Amended Credit Facility). The financial covenants for the New Credit Facilities will include a collateral maintenance covenant requiring that the fair market value of the collateral acting as security under each New Credit Facility (such valuations to be performed by brokers selected by the New Credit Facility lenders on a quarterly basis and at any other times as mutually agreed upon by the parties thereto) must be at least 110% of the then-total commitment or the then-outstanding loans, as applicable, under the applicable New Credit Facility for 2012, 115% of the then-total commitment or the then-outstanding loans for 2013, and 120% of the then-total commitment or the then-outstanding loans thereafter. The New Credit Facilities will also include an interest rate coverage ratio covenant to be based upon a 25% cushion to a “base case” as mutually agreed upon by the parties thereto. The New Credit Facilities will also include a minimum cash balance covenant and other affirmative and negative covenants as mutually agreed upon by the parties thereto. The New Credit Facilities will also provide for the quarterly sweep of non-equity funded cash balances (to be defined in a manner to be mutually agreed upon) above $100 million in 2012, $75 million in 2013 and an amount to be agreed upon by the parties thereto for 2014 and thereafter, taking into consideration the scheduled amortization payment being made with respect to the applicable quarter, which will be applied to the permanent reduction of the New Credit Facilities (each an “Excess Cash Reduction”).  Each Excess Cash Reduction will be allocated between the New 2011 Credit Facility and the New 2010 Credit Facility pro rata based upon deferred amortization, and will be applied to the New Credit Facilities in a manner to be mutually agreed by the parties thereto. The New Credit Facilities will also provide for other mandatory prepayment provisions as mutually agreed upon by the parties thereto.

The Support Agreement provides for a commitment fee payable in the form of 5-year penny warrants exercisable for up to 5.0% of the reorganized Company upon terms satisfactory to the Supporting Oaktree Lender and the Company (the “Commitment Fee”), to be payable to the Supporting Oaktree Lender or its designee on the effective date of the Plan. The Support Agreement also requires the Company to reimburse the Supporting Oaktree Lender during the course of the Chapter 11 Cases and following the effective date of the Plan or, if such effective date does not occur, through and including the date of termination of the Support Agreement and the Equity Commitment Agreement, as applicable, for all reasonable and documented advisor fees and out-of-pocket costs and expenses which have been or are incurred in anticipation of, during or otherwise in connection with the Chapter 11 Cases. Such reimbursement will be junior and subject to the outstanding obligations under the Prepetition Senior Facilities and the DIP Facility, including any related adequate protection obligations.

DIP Facility

In connection with the Chapter 11 Cases, the Debtors filed motions seeking Bankruptcy Court approval of a Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of November 17, 2011 (the “DIP Facility”), among the Company and the other Debtors party thereto from time to time, as guarantors, General Maritime Subsidiary Corporation (“GenMar Sub”) and General Maritime Subsidiary II Corporation (“GenMar Sub II”), as borrowers (the “Borrower”), various lenders and Nordea Bank Finland plc, New York Branch (“Nordea”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent. Nordea also serves as the administrative and collateral agent under certain of the other credit facilities to which the Company is party.

The DIP Facility provides for (i) a revolving credit facility (including a $5 million letter of credit subfacility (limited to $1 million prior to the entry of a final order of the Bankruptcy Court (the “Final Order”)) of up to $35 million (the “Revolving Facility”) and (ii) a term loan facility in the amount of up to $40 million (the “Term Facility”). The Revolving Facility and Term Facility are referred to collectively as the “Facilities.” Following entry of an interim order by the Bankruptcy Court (the “Interim Order”), the Company may borrow up to $30 million under the Term Facility (the “Initial Borrowing”). The remainder of the Term Facility and the Revolving Facility may be borrowed following entry of the Final Order. The DIP Facility provides for an incremental facility to increase the commitments under the Revolving Facility by up to $25 million (the “Incremental Facility”) subject to compliance with certain conditions.

The principal amounts outstanding under the Facilities bear interest based at the adjusted Eurodollar Rate (which includes a floor of 1.50%) plus 6.50% per annum. After exercise of the Extension Option (as defined below), the principal amounts outstanding under the Facilities bear interest at the adjusted Eurodollar Rate plus 7.00% per annum. Upon the occurrence and during the continuance of an event of default in the DIP Facility, an additional default interest rate equal to 2% per annum applies to all outstanding borrowings under the DIP Facility. The DIP Facility also provides for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the Facilities and any letters of credit issued thereunder.

Borrowings under the DIP Facility may be used only (i) to fund operating expenses, agreed adequate protection payments and other general corporate and working capital requirements described in the Budget (as defined in the DIP Facility), (ii) to make pre-petition payments permitted under the DIP Facility, (iii) to pay restructuring fees and expenses, (iv) to issue letters of credit, (v) to pay fees, expenses and interest to the Administrative Agent and the lenders under the DIP Facility and (vi) to pay fees and expenses of the Debtors’ professionals.

All borrowings under the DIP Facility are required to be repaid on the earliest of (i) the date that is nine months following the filing date of the Chapter 11 Cases (the “Initial Maturity Date”), provided that the Initial Maturity Date shall be extended by an additional three months at the option of the Borrowers (the “Extension Option”) subject to a notice requirement and payment of an extension fee, (ii) the date of termination of the commitments of the lenders and their obligations to make loans or issue letters of credit pursuant to the exercise of remedies, (iii) the effective date of any Chapter 11 reorganization plan for the Debtors and (iv) the consummation of a sale pursuant to Section 363 of the Bankruptcy Code or otherwise of all or substantially all of the assets of the Debtors.

The obligations of the Company under the DIP Facility are secured by a lien covering substantially all of the assets, rights and properties of the Company and its subsidiaries, subject to certain exceptions set forth in the DIP Facility. The DIP Facility provides that all obligations thereunder will constitute administrative expenses in the Debtors’ Chapter 11 bankruptcy cases, with administrative priority and senior secured status under Section 364(c)(1) and 507(b) of the Bankruptcy Code and, subject to certain exceptions set forth in the DIP Facility, will have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Debtors’ Chapter 11 cases.

The DIP Facility provides for customary representations and warranties by the Debtors. The DIP Facility further provides for affirmative and negative covenants applicable to the Company and its subsidiaries, including affirmative covenants requiring the Company to provide financial information, budgets and other information to the lenders under the DIP Facility, including weekly delivery of budget variance reports, and negative covenants restricting the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens, dispose of or purchase assets, pay dividends or take certain other actions. The DIP Facility also provides for financial covenants applicable to the Debtors including compliance with (i) a budget, (ii) minimum cumulative EBITDA and (iii) minimum liquidity.

The initial borrowing by the Company under the DIP Facility is subject to the satisfaction of certain conditions precedent, including approval of the DIP Facility by the Bankruptcy Court pursuant to the Interim Order, delivery of executed definitive loan documents, and delivery of a budget in the form attached to the Interim Order. In addition, subsequent borrowings under the DIP Facility are subject to the satisfaction of certain customary conditions precedent set forth in the DIP Facility.

The DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of the Company’s representations and warranties, material breaches by the Company of its covenants in the DIP Facility or ancillary loan documents, cross-defaults under other material agreements or instruments to which the Debtors are a party or the entry of material judgments against the Debtors. Noncompliance with certain specified milestones in the Debtors’ Chapter 11 cases triggers the commencement of a sale process in the manner described in the DIP Facility. Upon the occurrence of an event of default, the DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, at the election of specified lenders, after notice to the Borrowers, and the automatic stay shall be deemed automatically vacated.

Equity Financing Commitment Letter

On November 16, 2011, the Company entered into an Equity Financing Commitment Letter (the “Equity Financing Commitment Letter”) with the Oaktree Sponsoring Lender (or the “Investor”). Pursuant to the Equity Financing Commitment Letter, the Investor has committed, directly or indirectly through one or more affiliates, to provide exit equity financing of $175 million, reduced by the Rights Offering Amount, if any (as described below), to the reorganized Company, subject to specified conditions, including, but not limited to, (i) the execution and delivery by the Company of the Equity Commitment Agreement in form and substance acceptable to each of the Investor and the Company and (ii) satisfaction of the conditions to the Investor’s obligation to consummate the transactions contemplated by the Equity Commitment Agreement as set forth therein. The proceeds of the exit equity financing under the Equity Financing Commitment Letter will be used, among other things, to repay the Prepetition Senior Facilities in accordance with the terms of the Support Agreement. The Equity Financing Commitment Letter also provides that the terms of the Plan may (solely with the Investor’s prior written consent, in its sole discretion) contemplate that the Company will conduct a rights offering (the “Rights Offering”) to the holders of certain bonds issued by the Company for an aggregate equity investment in the Company to be determined by the Investor and reflected in the Plan (the maximum aggregate equity investment, if one is permitted by the Investor, the “Rights Offering Amount”).

Item 1.03.  Bankruptcy or Receivership.

On November 17, 2011, as described in Item 1.01 above, the Debtors filed the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court. The Debtors will continue to operate their businesses in the ordinary course as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On November 17, 2011, the Company issued a press release relating to the foregoing, a copy of which is attached as Exhibit 99.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On November 17, 2011, as described in Item 1.01 above, the Company, as Parent, the subsidiaries of the Company designated therein as guarantors, and GenMar Sub and GenMar Sub II, as the borrowers, entered into the DIP Facility.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases described in Item 1.01 above on November 17, 2011 constituted an event of default with respect to each of the following debt instruments:

●	the Oaktree Credit Facility, relating to approximately $214.5 million of principal and accrued and unpaid interest outstanding;

●	the 2011 Credit Facility, relating to approximately $537.9 million of principal and accrued and unpaid interest outstanding;

●	the 2010 Amended Credit Facility, relating to approximately $314.1 million of principal and accrued and unpaid interest outstanding; and

●	the Indenture, relating to approximately $318.0 million of principal and accrued and unpaid interest outstanding of the Senior Notes.

As a result of the filing of the Chapter 11 Cases, all indebtedness outstanding under each of the Oaktree Credit Facility, the 2011 Credit Facility, the 2010 Amended Credit Facility and the Indenture, each as described above, was accelerated and became due and payable, subject to an automatic stay of any action to collect, assert or recover a claim against the Company or the other Debtors and the application of the applicable provisions of the Bankruptcy Code.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 17, 2011, the Company received notice from the New York Stock Exchange, Inc. (the “NYSE”) that the NYSE had determined that the Company’s common stock should be immediately suspended from trading on the NYSE. The NYSE indicated that this decision was reached as a result of the filing by the Company and the other Debtors of the Chapter 11 Cases under the Bankruptcy Code in the Bankruptcy Court as described under Item 1.01 above. The last day the Company’s common stock traded on the NYSE was November 16, 2011.

As previously reported, on August 22, 2011, the Company received notice from the NYSE that the average per share price of the Company’s common stock was below the NYSE’s continued listing standard relating to minimum average share price. Rule 802.01C of the NYSE’s Listed Company Manual requires a listed company’s common stock to trade at a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period.

The Company intends to inform the NYSE that it does not intend to take any further action to appeal the NYSE’s decision. Therefore, it is expected that the Company’s common stock will be delisted after the completion of the NYSE’s application to the Securities and Exchange Commission to delist the Company’s common stock.

The Company's common stock commenced trading on the over-the-counter (“OTC”) market on November 17, 2011. The Company is currently seeking to have its common stock qualified for trading on the OTC Bulletin Board.

Item 7.01. Regulation FD Disclosure.

As previously disclosed, the continued weakness in charter rates, coupled with required payments under debt obligations of, and expenditures by, the Company has adversely affected the Company’s cash flow from operations and liquidity.  The Company has engaged in discussions with lenders and a group consisting of over 50% of the holders of the Company’s Senior Notes as well as other potential lenders, investors and strategic parties regarding alternatives to reorganizing the Company’s balance sheet and obtain additional capital funding, including submitting to a voluntary proceeding to reorganize under Chapter 11 of the Bankruptcy Code. The Company has retained financial and legal advisors to assist the Company in its consideration of these matters. The Company’s lenders and certain holders of its Senior Notes have also formed unofficial committees, retained advisors, with whom the Company has engaged in negotiations, and conducted due diligence on the Company.

Disclosure of Certain Information

The Company does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates.  However, in connection with discussions regarding a potential restructuring (a “Potential Restructuring”) or other possible strategic transaction (a “Potential Transaction”), the Company’s management provided unaudited financial projections to certain third parties that entered into non-disclosure agreements with the Company, including certain holders of the Company’s Senior Notes and lenders of the Company, as well as other potential lenders, investors and strategic parties, and their respective advisors and representatives.  The accompanying unaudited financial projections were not prepared with a view toward public disclosure or with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the Securities and Exchange Commission (“SEC”) regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information.  Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control.  These unaudited financial projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.

The unaudited financial projections of the Company included in this Form 8-K have been prepared by, and are the responsibility of, the Company’s management.  The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections.  Furthermore, the unaudited financial projections:

•	except as otherwise indicated, were prepared in early October 2011 and have not been modified to reflect any subsequent developments or superseding information;

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of the Company and may not prove to be accurate;

•
do not necessarily reflect current estimates or assumptions Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that the financial projections will be achieved.

The unaudited financial projections summarized below were prepared solely for internal use in connection with discussions with the bondholders and lenders of the Company and certain potential third party investors regarding a Potential Restructuring or Potential Transaction, and are subjective in many respects and thus subject to interpretation.  While presented with numeric specificity, the unaudited financial projections reflect numerous estimates and assumptions made by Company management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control.  Further, since the unaudited financial projections cover multiple years, such information by its nature becomes less predictive and less reliable with each successive year.  As a result, there can be no assurance that the assumptions made in preparing the projections summarized below will prove accurate and that the projected results will be realized, or that actual results would not significantly vary from projected results.

Except as otherwise noted, the unaudited financial projections summarized below do not necessarily take into account any circumstances or events occurring after the date they were prepared.  Except as otherwise indicated, the unaudited financial projections were prepared without taking into account any Potential Restructuring or Potential Transaction, including the impact of negotiating or executing a definitive agreement in connection with any Potential Restructuring or Potential Transaction, the expenses that may be incurred in connection with consummating a Potential Restructuring or Potential Transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of any Potential Restructuring or Potential Transaction which would likely have been taken if a Potential Restructuring or Potential Transaction had not been consummated but which were instead altered, accelerated, postponed or not taken in anticipation of a Potential Restructuring or Potential Transaction.  The Company does not intend to update or revise any of the financial projections included herein to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events.  The unaudited financial projections are forward-looking statements.

Readers of this Form 8-K are cautioned not to rely on the unaudited financial projections set forth herein and are urged to review the Company’s most recent SEC filings for additional information on factors which may cause the Company’s future financial results to materially vary from the unaudited financial projections.  In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2010 and the quarter ended June 30, 2011. None of the unaudited financial projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved.  The inclusion of the unaudited financial projections in this Form 8-K should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

Weekly Cash Flow Summary

The following table sets forth the projected weekly cash flow summary of the Company on a cash (non-accrual) basis as of October 28, 2011.

Week Ending	Fri – 10/28		Fri – 11/4	Fri – 11/11	Fri – 11/18	Fri – 11/25	Fri – 12/2	Fri – 12/9
Income
Time Charter Revenue (1)	$-		$5,700,000	$-	$465,000	$-	$5,700,000	$-
Current Freight Income (2)	3,067,583		5,281,465	6,132,148	2,427,425	985,961	-	-
Projected Spot Net Voyage Revenue	-		-	-	874,528 (3)	-	2,100,000	2,100,000
Total	$3,067,583		$10,981,465	$6,132,148	$3,766,953	$985,961	$7,800,000	$2,100,000
Expenses
Operating Expenses	$6,250,370		$12,623,433	$3,880,048	$2,550,000	$2,300,000	$10,851,961	$7,072,323
Debt Service (4)	8,175,459		5,101,641	-	18,000,000	-	5,100,000
Total	$14,425,829		$17,725,074	$3,880,048	$20,550,000	$2,300,000	$15,951,961	$7,072,323
Vessel Sales
Vessel Sales	$8,136,831	(5)	$-	$-	$-	$-	$-	$-
Beginning Cash Balance	$16,764,495		$13,543,080	$6,799,471	$9,051,571	$(7,731,476)	$(9,045,515)	$(17,197,476)
Cash Flow	(3,221,415)		(6,743,609)	2,252,100	(16,783,047)	(1,314,039)	(8,151,961)	(4,972,323)
Ending Cash Balance	$13,543,080		$6,799,471	$9,051,571	$(7,731,476)	$(9,045,515)	$(17,197,476)	$(22,169,799)
Ending Cash Excluding Bond Interest Payment			$6,799,471	$9,051,571	$10,268,524	$8,954,485	$802,524	$(4,169,799)

Week Ending	Fri – 12/16	Fri – 12/23	Fri – 12/30	Fri – 1/6	Fri – 1/13	Fri – 1/20	Fri – 1/27
Income
Time Charter Revenue (1)	$465,000	$-	$-	$5,700,000	$-	$465,000	$-
Current Freight Income (2)	-	-	-	-	-	-	-
Projected Spot Net Voyage Revenue	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000
Total	$2,565,000	$2,100,000	$2,100,000	$7,800,000	$2,100,000	$2,565,000	$2,100,000
Expenses
Operating Expenses	$2,300,000	$2,300,000	$2,300,000	$9,834,500	$2,300,000	$2,300,000	$2,300,000
Debt Service (4)	-	-	-	14,405,306	-	-	-
Total	$2,300,000	$2,300,000	$2,300,000	$24,239,806	$2,300,000	$2,300,000	$2,300,000
Vessel Sales
Vessel Sales	$-	$-	$-	$-	$-	$-	$-
Beginning Cash Balance	$(22,169,799)	$(21,904,799)	$(22,104,799)	$(22,304,799)	$(38,744,605)	$(38,944,605)	$(38,679,605)
Cash Flow	265,000	(200,000)	(200,000)	(16,439,806)	(200,000)	265,000	(200,000)
Ending Cash Balance	$(21,904,799)	$(22,104,799)	$(22,304,799)	$(38,744,605)	$(38,944,605)	$(38,679,605)	$(38,879,605)
Ending Cash Excluding Bond Interest Payment	$(3,904,799)	$(4,104,799)	$(4,304,799)	$(20,744,605)	$(20,944,605)	$(20,679,605)	$(20,879,605)
_________________________________
(1)	Based on existing charters, which are paid monthly.
(2)
For the first five weeks, the Company reports projected gross voyage revenue for voyages currently in progress as projected current freight income. Projected current freight income excludes projected time charter revenue.

(3)
Reflects projected proceeds from the Company’s participation in Seawolf Tankers, a commercial pool of VLCCs managed by Heidmar, Inc., which were estimated based on existing agreements and are reported net of all expenses.

(4)
Debt service includes amortization and interest paid with respect to the Company’s existing $372 million credit facility (the “2010 Credit Facility”) and $550 million revolving credit facility (the “2011 Credit Facility”), and interest payments on the Company’s Senior Notes.

(5)	Reflects receipt of net cash proceeds from the sale of the Genmar Progress which was consummated on April 5, 2011.

The above projections are the Company’s management team’s forecasts based on its experience and represent management’s best estimates based on cash flows to date and existing time charters and spot charters and other utilizations of the Company’s fleet.

Due to the uncertainty regarding movement of vessels in the longer-term, after the first five weeks the Company reports its projections of voyage revenue as projected spot net voyage revenue using the Company’s assumed spot rates as discussed further below under “5-Year Projections.” Projected spot net voyage revenue is based on current market rates, seasonally adjusted, and is estimated assuming 97% fleet utilization less any time spent by the Company’s vessels in drydock for scheduled off-hire maintenance.

The Company’s projections for operating expenses include the Company’s projected general and administrative expenses, bareboat charter expenses, direct vessel operating expenses, bunkers paid, drydock payments and other vessel expenses.  The Company’s projections for general and administrative expenses and direct vessel operating expenses for 2011 are estimated based on the Company’s 2011 budget.  The Company’s projections of general and administrative expenses and direct vessel operating expenses for subsequent years assume that such items will increase at a 3% annual rate.

The Company’s projections of general and administrative expenses are estimated on a cash basis, and exclude the Company’s projections of non-cash expenses, including restricted stock compensation, which differs from the Company’s reporting of such amounts in accordance U.S. GAAP.  See “Non-GAAP Financial Measures” below for a further discussion regarding the Company’s forward-looking non-GAAP financial measures.  Projections of general and administrative expenses also assume projected transaction fees in connection with a Potential Restructuring or Potential Transaction of $25 million through December 31, 2012, which was a rough estimate of projected transaction fees based on such projected fees totaling slightly less than 2% of the Company’s gross outstanding indebtedness.

The Company’s projections for bareboat charter expenses are based on existing contractual rates set forth in the applicable bareboat charter contracts.  The Company’s projections of bareboat charter expenses are estimated by utilizing the actual rates paid by the Company under the Company’s existing bareboat charters, and not the average rate paid over the relevant time period, which differs from the Company’s reporting of such amounts in accordance with U.S. GAAP.  See “Non-GAAP Financial Measures” below for a further discussion regarding the Company’s forward-looking non-GAAP financial measures.

The Company’s projections of direct vessel operating expenses are estimated by dividing the Company’s projected direct vessel expenses, which includes projected crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by the number of calendar days for the relevant time period.

The Company’s projections for bunkers paid and drydock payments are based on currently invoiced payables for bunker expenses and drydock expenses, respectively, and the Company’s management team’s estimates regarding the timing of payments by the Company of such amounts.  The Company’s projections for other vessel expenses (which include voyage expenses and agent and broker fees) are based on the Company’s management team’s experience historically with respect to the Company’s operations in the ordinary course of business.

Financial Projections

14-Month Projections

The following tables set forth certain projections regarding net voyage revenue as of early October 2011.

	Projected Month Ending
($ in millions)	10/11	11/11	12/11	1/12	2/12	3/12	4/12
Net Voyage Revenue	$14	$13	$14	$18	$16	$17	$16
Bareboat Charter Expenses	1	1	1	1	1	1	1
Direct Vessel Operating Expenses	9	9	9	9	8	9	9
Cash General & Administrative Expenses	2	2	2	2	2	2	2
Adjusted EBITDA	$2	$2	$2	$5	$4	$4	$4
Adjustments to Working Capital	(16)	-	-	-	-	-	-
Drydock	(0)	(0)	(0)	(3)	(1)	(4)	(6)

	Projected Month Ending
($ in millions)	5/12	6/12	7/12	8/12	9/12	10/12	11/12
Net Voyage Revenue	$17	$16	$18	$18	$16	$17	$17
Bareboat Charter Expenses	1	1	1	1	1	1	1
Direct Vessel Operating Expenses	9	9	9	9	9	9	9
Cash General & Administrative Expenses	2	2	2	2	2	2	2
Adjusted EBITDA	$5	$4	$6	$5	$4	$4	$5
Adjustments to Working Capital	-	-	-	-	-	-	-
Drydock	(1)	(7)	(3)	(1)	(3)	(3)	(1)

5-Year Projections

The following tables set forth certain projections regarding net voyage revenue and assumed spot rates as of early October 2011.

	2011E		2012E
($ in millions)	Q4E	Full Year	Q1E	Q2E	Q3E	Q4E	Full Year
Net Voyage Revenue	$40.5	$194.4	$48.5	$46.8	$50.0	$49.5	$194.8
Bareboat Charter Expenses	1.8	7.6	1.8	1.8	1.8	1.8	7.1
Direct Vessel Operating Expenses	26.0	110.2	26.2	26.5	26.8	26.8	106.3
Cash General & Administrative Expenses	6.5	28.1	6.6	6.6	6.6	6.6	26.5
Adjusted EBITDA	$6.2	$48.5	$13.9	$11.9	$14.8	$14.2	$54.9
Adjustments to Working Capital	(16.2)	(16.2)	-	-	-	-	-
Drydock Maintenance and Capital Expenditures	(1.3)	(1.3)	(6.7)	(13.2)	(6.7)	(5.0)	(31.7)

Assumed Spot Rates:
Handymax	$5,000	$7,456	$12,000	$12,000	$12,000	$12,000	$12,000
Panamax	5,000	7,612	12,000	12,000	12,000	12,000	12,000
Aframax	8,000	9,067	14,000	14,000	14,000	14,000	14,000
Suezmax	13,000	15,644	18,000	18,000	18,000	18,000	18,000
VLCC	15,000	18,273	21,000	21,000	21,000	21,000	21,000

	2013E					2014E	2015E
($ in millions)	Q1E	Q2E	Q3E	Q4E	Full Year	Full Year	Full Year
Net Voyage Revenue	$66.7	$69.7	$69.1	$69.7	$275.2	$386.3	$482.8
Bareboat Charter Expenses	2.4	2.7	2.8	2.8	10.6	11.0	11.0
Direct Vessel Operating Expenses	27.0	27.3	27.6	27.6	109.5	112.8	116.2
Cash General & Administrative Expenses	6.8	6.8	6.8	6.8	27.0	27.6	28.1
Adjusted EBITDA	$30.6	$32.9	$32.0	$32.6	$128.1	$235.0	$327.5
Adjustments to Working Capital	-	-	-	-	-	-	-
Drydock Maintenance and Capital Expenditures	(6.1)	(4.7)	(2.1)	(7.1)	(20.1)	(20.1)	(20.1)

Assumed Spot Rates:
Handymax	$15,000	$15,000	$15,000	$15,000	$15,000	$17,000	$17,337
Panamax	20,000	20,000	20,000	20,000	20,000	25,000	28,696
Aframax	18,500	18,500	18,500	18,500	18,500	25,000	34,212
Suezmax	25,000	25,000	25,000	25,000	25,000	37,000	45,950
VLCC	35,000	35,000	35,000	35,000	35,000	47,000	58,827

For discussion and analysis purposes only, the Company evaluates performance using net voyage revenue. Net voyage revenue is voyage revenue minus voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter. The Company believes that presenting voyage revenue, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or the deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenue generated by the Company’s vessels.

Projected net voyage revenue is estimated by adding projected time charter revenue (which is estimated based on the Company’s currently existing time charters) and projected spot voyage revenue (which is estimated based on the assumed spot rates set forth in the table above).  The Company’s estimates of projected net voyage revenue assume that as the Company’s existing time charters expire, those vessels will then participate in the spot rate market at the assumed spot rates as set forth in the table above.  Projected net voyage revenue is estimated assuming 97% fleet utilization less any time spent by the Company’s vessels in drydock for scheduled off-hire maintenance.  Projected net voyage revenue estimates assume that there is no change in the Company’s current fleet.  A discussion regarding the Company’s assumptions with respect to projected direct vessel operating expenses are provided above under the discussion following the “Weekly Cash Summary.”

Projected adjusted EBITDA is estimated based on the Company’s projected net voyage revenue, net of the Company’s projected general and administrative expenses, bareboat charter expenses and direct vessel operating expenses.  Projected adjusted EBITDA is estimated assuming 97% fleet utilization less any time spent by the Company’s vessels in drydock for scheduled off-hire maintenance.  A discussion regarding the Company’s assumptions with respect to projected general and administrative expenses, bareboat charter expenses and direct vessel operating expenses are provided above under the discussion following the “Weekly Cash Summary.” Adjusted EBITDA is not an item recognized by U.S. GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by GAAP. The definition of adjusted EBITDA used here may not be comparable to that used by other companies. See “Non-GAAP Financial Measures” below for a further discussion regarding the Company’s forward-looking non-GAAP financial measures.

The Company’s projections for adjustments to working capital are based on the Company’s management team’s estimate of the effects to working capital resulting from the Company’s expected reversion to normal payment terms as certain payables to critical and foreign vendors are brought current, effects of short-term delays in the collection of accounts receivable anticipated as a result of the Chapter 11 Cases, as well as other effects to working capital arising from the Company’s Chapter 11 Cases.  The above projections also assume no change in working capital beyond 2011.  The Company’s projections for drydock maintenance costs are estimated based on the Company’s management team’s historical experience and the Company’s projections for drydock capital expenditures are estimated based on existing fleet drydock schedules.

The Company’s management team estimated the above assumed spot rates for 2012 based on its recent historical experience with respect to time charter equivalent rates that the Company would earn with respect to its vessels operating in the spot voyage market, and reviewed such projections in light of published industry sources.  The Company’s management team based the assumed spot rates for 2013, 2014 and 2015 on the assumption that industry spot rates will incrementally increase during these years and return to their 10-year historical average in 2015.

Time charter equivalent, or TCE, is a measure of the average daily net voyage revenue on a per vessel, per day basis. The Company’s method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by operating days, for the relevant time period, for each vessel class. The period over which voyage revenue is recognized commences at the time the vessel arrives at the load port for a voyage and ends at the time that discharge of cargo is completed.

Projected Ending Cash

The Company projects average fleet time charter equivalents of $17,248 and $23,973 for 2012 and 2013, respectively.  The Company’s ending cash projections for 2012 and 2013 are $(70) million and $(83) million, respectively, assuming there are no coupon payments with respect to the Company’s Senior Notes through December 31, 2012 and 2013.  The Company’s ending cash projections for 2012 and 2013 are $(34) million and $32 million, respectively, assuming there are no coupon payments with respect to the Company’s Senior Notes through December 31, 2012 and 2013 and assuming there are modifications to the 2010 Credit Facility and the 2011 Credit Facility which remove the Company’s obligation to make amortization payments with respect to the 2010 Credit Facility and 2011 Credit Facility through each of December 31, 2012 and 2013.

The above projections for average fleet time charter equivalents for 2012 and 2013 are management’s estimates based on the assumed spot rates provided above under “5-Year Projections” and the Company’s existing time charters and assume that as the Company’s existing time charters expire, those vessels will then participate in the spot rate market at the assumed spot rates as set forth in the table above under “5-Year Projections.”

The ending cash projections set forth above were estimated based on the Company’s projected adjusted EBITDA, estimated in the same manner as described above under “Financial Projections” and assume 97% fleet utilization less any time spent by the Company’s vessels in drydock for scheduled off-hire maintenance, net of the Company’s projected interest expenses, amortization costs, maintenance costs (which are estimated based on the Company’s management team’s historical experience) and capital expenditures (which are estimated based on existing fleet drydock schedules), and then by making the below assumptions, as applicable.

The above ending cash projections for 2012 and 2013 that assume no coupon payments with respect to the Company’s Senior Notes through December 31, 2012 and 2013, result in a net increase in cash of $54 million and $90 million, respectively.  These projections also assume projected transaction fees in connection with a Potential Restructuring or Potential Transaction of $25 million through December 31, 2012, which was a rough estimate of projected transaction fees based on such projected fees totaling slightly less than 2% of the Company’s gross outstanding indebtedness.

The above ending cash projections for 2012 and 2013 that assume no coupon payments with respect to the Company’s Senior Notes through December 31, 2012 and 2013 as well as modifications to the 2010 Credit Facility and the 2011 Credit Facility which remove the Company’s obligation to make amortization payments with respect to the 2010 Credit Facility and 2011 Credit Facility through each of December 31, 2012 and 2013, result in a net increase in ending cash of $37 million and $67 million, respectively, pursuant to the 2010 Credit Facility and zero and $52 million, respectively, with respect to the 2011 Credit Facility.  These projections also assume additional interest arising from incrementally higher outstanding indebtedness (as a result of the removal of the amortization requirement in this projected scenario) of $1 million through December 31, 2012 and $3 million through December 31, 2013, as well as projected transaction fees in connection with a Potential Restructuring or Potential Transaction of $25 million through December 31, 2012.

The information set forth under Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Non-GAAP Financial Measures

This Form 8-K, in addition to containing results that are determined in accordance with U.S. GAAP, contains certain forward-looking non-GAAP financial measures.  The Company has not provided a reconciliation of the forward-looking non-GAAP financial measures included in this Form 8-K to the directly comparable GAAP measures because, due primarily to variability and difficulty in making accurate forecasts and projections, not all of the information necessary to forecast and quantify the exact amount of the items excluded from the non-GAAP financial measures that will be included in the comparable GAAP financial measures is available to the Company without unreasonable efforts.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and observations and include factors that could cause actual results to differ materially such as: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to the Company; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; the Company’s ability to borrow under the credit facilities; the Company’s ability to timely and effectively implement and execute its plans to restructure its capital structure; the Company’s ability to arrange and consummate financing or sale transactions or to access capital; the extent to which the Company’s operating results continue to be affected by weakness in market conditions and charter rates; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business; the Company’s ability to continue as a going concern; the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases; the Company’s ability to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; the effects of the Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the cases in general; the length of time the Company will operate under the Chapter 11 Cases; the pursuit by the Company’s various creditors, equity holders and other constituents of their interests in the Chapter 11 Cases; risks associated with third party motions in the Chapter 11 Cases, which may interfere with the ability to develop and consummate one or more plans of reorganization once such plans are developed; the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations; the effects of changes in the Company’s credit ratings; the Company’s ability to operate pursuant to the terms of the debtor-in-possession facility; the occurrence of any event, change or other circumstance that could give rise to the termination of the restructuring agreement or the equity commitment letter; increased administrative and restructuring costs related to the Chapter 11 Cases; the Company’s ability to meet current operating needs, including the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers and service providers and to retain key executives, managers and employees and other factors listed from time to time in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings on Form 10-Q and Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release dated November 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION
(Registrant)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President, Chief Financial Officer

Date: November 17, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 17, 2011.